Exhibit 99.2

WHF STRS OHIO SENIOR LOAN FUND LLC

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years ended

December 31, 2024, 2023 and 2022

(With Independent Auditor’s Report Thereon)

INDEPENDENT AUDITOR'S REPORT

Members and Board of Managers

WHF STRS Ohio Senior Loan Fund LLC

Opinion

We have audited the consolidated financial statements of WHF STRS Ohio Senior Loan Fund LLC (the “Company”), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedules of investments, as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations, changes in members’ equity and its cash flows for each of the years in the three-year period ended December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern for one year from the date the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Crowe LLP

Crowe LLP

Costa Mesa, California

March 7, 2025

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Statements of Assets, Liabilities and Members’ Equity

(in thousands)

	December 31, 2024	December 31, 2023
Assets
Investments, at fair value (amortized cost of $296,752 and $312,807, respectively)	$294,957	$312,217
Cash and cash equivalents	526	828
Restricted cash and cash equivalents	11,928	13,797
Interest receivable	1,427	2,540
Amounts receivable on unsettled investment transactions	143	2,687
Unrealized appreciation on foreign currency forward contracts	64	—
Prepaid expenses and other receivables	32	91
Total assets	$309,077	$332,160

Liabilities and Members' Equity
Credit facility (net of unamortized debt issuance costs of $3,024 and $1,850, respectively)	$141,057	$163,394
Notes payable to members	128,459	128,459
Interest payable on credit facility	807	1,013
Interest payable on notes to members	3,589	3,799
Advances received from unfunded credit facilities	273	314
Unrealized depreciation on foreign currency forward contracts	—	172
Accounts payable and accrued expenses	285	343
Total liabilities	274,470	297,494

Commitments and contingencies (See Note 8)

Members’ equity	34,607	34,666
Total liabilities and members’ equity	$309,077	$332,160

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2024

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Debt Investments
Advertising
Forward Solutions, LLC (d/b/a Avision Sales Group)	First Lien Secured Term Loan	1.00%	SOFR	6.75%	11.23%	02/18/22	12/15/26	9,007	$8,937	$9,007	26.1%
Forward Solutions, LLC (d/b/a Avision Sales Group)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.75%	11.23%	03/11/22	12/15/26	3,023	3,000	3,023	8.7
Forward Solutions, LLC (d/b/a Avision Sales Group)	First Lien Secured Revolving Loan	1.00%	SOFR	6.75%	11.23%	02/18/22	12/15/26	—	—	5	—
									11,937	12,035	34.8
Aerospace & Defense
Basel U.S. Acquisition Co., Inc. (d/b/a International Aerospace Coatings, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	5.50%	9.94%	09/13/24	12/05/28	3,681	3,633	3,675	10.6
Basel U.S. Acquisition Co., Inc. (d/b/a International Aerospace Coatings, Inc.)(6)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	5.50%	9.94%	09/13/24	12/05/28	—	—	7	—
									3,633	3,682	10.6
Air Freight & Logistics
ITS Buyer Inc. (d/b/a ITS Logistics, LLC)	First Lien Secured Term Loan	1.00%	SOFR	5.50%	10.35%	02/17/22	06/15/26	3,307	3,286	3,307	9.6
ITS Buyer Inc. (d/b/a ITS Logistics, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	5.50%	10.35%	02/17/22	06/15/26	—	—	4	—
									3,286	3,311	9.6
Broadline Retail
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.03%	07/19/19	07/01/25	18,613	18,577	17,865	51.6
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.03%	07/19/19	07/01/25	—	—	(38)	(0.1)
									18,577	17,827	51.5
Building Products
Drew Foam Companies Inc	First Lien Secured Term Loan	1.00%	SOFR	6.00%	10.48%	11/09/20	12/07/26	13,501	13,445	13,437	38.8
									13,445	13,437	38.8
Construction & Engineering
Banner Acquisition Holdings, LLC (d/b/a Banner Industries, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	6.25%	10.61%	12/21/23	01/02/29	3,033	2,974	2,981	8.6
Banner Acquisition Holdings, LLC (d/b/a Banner Industries, Inc.)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.25%	10.59%	12/21/23	01/02/29	1,502	1,472	1,477	4.3
Banner Acquisition Holdings, LLC (d/b/a Banner Industries, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	6.25%	10.61%	12/21/23	01/02/29	420	412	415	1.2
Pavement Partners Interco, LLC (d/b/a Pave America, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.75%	11.23%	03/17/23	02/07/28	5,117	5,015	5,111	14.8
Pavement Partners Interco, LLC (d/b/a Pave America, LLC)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.75%	11.23%	03/17/23	02/07/28	569	558	569	1.7
Pavement Partners Interco, LLC (d/b/a Pave America, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.75%	11.23%	03/17/23	02/07/28	338	331	341	1.0
TriplePoint Acquisition Holdings LLC (d/b/a TriplePoint MEP Holdings, LLC)	First Lien Secured Term Loan	1.00%	SOFR	5.50%	9.83%	06/14/24	05/31/29	5,349	5,254	5,338	15.4
TriplePoint Acquisition Holdings LLC (d/b/a TriplePoint MEP Holdings, LLC)(6)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	5.50%	9.83%	06/14/24	05/31/29	—	—	9	—
TriplePoint Acquisition Holdings LLC (d/b/a TriplePoint MEP Holdings, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	5.50%	9.83%	06/14/24	05/31/29	—	—	12	—
									16,016	16,253	47.0
Data Processing & Outsourced Services
Geo Logic Systems Ltd.(7)(10)	First Lien Secured Term Loan	1.00%	CORRA	6.00%	9.49%	01/22/20	12/21/26	18,415	14,234	12,883	37.2
Geo Logic Systems Ltd.(7)(10)	First Lien Secured Revolving Loan	1.00%	CORRA	6.00%	9.49%	01/22/20	12/21/26	—	—	2	—
									14,234	12,885	37.2

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2024

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Distributors
APG Lions Purchaser, LLC (d/b/a CF Stinson, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	5.75%	10.40%	04/26/24	04/16/30	4,080	$4,027	$4,070	11.8%
APG Lions Purchaser, LLC (d/b/a CF Stinson, Inc.)(6)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	5.75%	10.40%	04/26/24	04/16/30	—	—	15	—
APG Lions Purchaser, LLC (d/b/a CF Stinson, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	5.75%	10.40%	04/26/24	04/16/30	—	—	6	—
FloWorks International LLC	First Lien Secured Term Loan	0.75%	SOFR	4.75%	9.27%	12/12/24	11/26/31	5,333	5,280	5,281	15.3
FloWorks International LLC(6)	First Lien Secured Delayed Draw Loan	0.75%	SOFR	5.75%	10.40%	12/12/24	11/26/31	—	—	—	—
									9,307	9,372	27.1
Diversified Support Services
Pirtek Holdco, LLC (d/b/a Pirtek USA, LLC)	First Lien Secured Term Loan	1.00%	SOFR	5.50%	9.95%	10/31/23	10/26/28	7,425	7,298	7,425	21.5
Pirtek Holdco, LLC (d/b/a Pirtek USA, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	5.50%	9.95%	10/31/23	10/26/28	—	—	17	—
Quest Events, LLC	First Lien Secured Term Loan	2.00%	SOFR	7.00%	11.59%	07/19/19	09/30/26	11,592	11,563	11,592	33.5
Quest Events, LLC	First Lien Secured Revolving Loan	2.00%	SOFR	7.00%	11.59%	07/19/19	09/30/26	247	246	248	0.7
									19,107	19,282	55.7
Electrical Components & Equipment
Principal Lighting Group, LLC (d/b/a Principal Sloan)	First Lien Secured Term Loan	1.00%	SOFR	5.25%	9.81%	12/03/24	11/04/30	3,531	3,479	3,479	10.1
Principal Lighting Group, LLC (d/b/a Principal Sloan)	First Lien Secured Revolving Loan	1.00%	SOFR	5.25%	9.81%	12/03/24	11/04/30	—	—	—	—
									3,479	3,479	10.1
Environmental & Facilities Services
Buckeye Acquiror LLC (d/b/a Superior Environmental Solutions, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.42%	10.88%	08/09/23	08/01/29	6,904	6,774	6,952	20.1
Buckeye Acquiror LLC (d/b/a Superior Environmental Solutions, LLC)(6)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	5.00%	8.45%	08/09/23	08/01/29	2,168	2,120	2,183	6.3
Buckeye Acquiror LLC (d/b/a Superior Environmental Solutions, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	10.96%	08/09/23	08/01/29	234	230	248	0.7
Juniper Landscaping Holdings LLC	First Lien Secured Term Loan	1.00%	SOFR	6.25%	10.84%	03/01/22	12/29/26	11,078	11,000	11,078	32.0
Juniper Landscaping Holdings LLC	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.25%	10.85%	03/01/22	12/29/26	2,343	2,326	2,343	6.8
Juniper Landscaping Holdings LLC	First Lien Secured Revolving Loan	1.00%	SOFR	6.25%	10.82%	03/01/22	12/29/26	517	513	522	1.5
RLJ Pro-Vac, Inc. (d/b/a Pro-Vac)	First Lien Secured Term Loan	1.00%	SOFR	6.25%	10.71%	01/23/24	12/31/26	6,659	6,566	6,637	19.2
									29,529	29,963	86.6
Food Distributors
Clark Restaurant Service, LLC (d/b/a CRS OneSource)	First Lien Secured Term Loan	1.00%	SOFR	5.75%	10.11%	06/14/24	05/10/29	5,006	4,919	4,993	14.4
									4,919	4,993	14.4
Health Care Facilities
AB Centers Acquisition Corporation (d/b/a AB Centers Acquisition Corp.)	First Lien Secured Term Loan	0.75%	SOFR	5.25%	9.79%	09/19/24	07/02/31	7,962	7,866	7,919	22.9
AB Centers Acquisition Corporation (d/b/a AB Centers Acquisition Corp.)(6)	First Lien Secured Delayed Draw Loan	0.75%	SOFR	5.25%	9.78%	09/19/24	07/02/31	78	78	80	0.2
AB Centers Acquisition Corporation (d/b/a AB Centers Acquisition Corp.)	First Lien Secured Revolving Loan	0.75%	SOFR	5.25%	9.78%	09/19/24	07/02/31	—	—	5	—
									7,944	8,004	23.1
Health Care Services
Maxor Acquisition, Inc. (d/b/a Maxor National Pharmacy Services, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	10.46%	04/11/23	03/01/29	5,002	4,898	4,986	14.4
Maxor Acquisition, Inc. (d/b/a Maxor National Pharmacy Services, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.00%	10.46%	04/11/23	03/01/29	—	—	9	—
									4,898	4,995	14.4

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2024

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Health Care Supplies
Arteriocyte Medical Systems, Inc. (d/b/a ISTO Biologics)	First Lien Secured Term Loan	1.00%	SOFR	5.00%	9.33%	10/25/23	10/18/28	4,972	$4,877	$5,021	14.5%
Arteriocyte Medical Systems, Inc. (d/b/a ISTO Biologics)	First Lien Secured Revolving Loan	1.00%	SOFR	5.00%	9.33%	10/25/23	10/18/28	—	—	9	—
Medical Device Inc. (d/b/a Arterex)	First Lien Secured Term Loan	1.25%	SOFR	6.25%	10.68%	07/27/23	07/11/29	2,633	2,584	2,660	7.7
Medical Device Inc. (d/b/a Arterex)	First Lien Secured Revolving Loan	1.25%	SOFR	6.25%	10.68%	07/27/23	07/11/29	—	—	6	—
									7,461	7,696	22.2
Household Appliances
Smalto Inc. (d/b/a PEMCO International)(9)	First Lien Secured Term Loan	1.00%	EurIBOR	6.00%	8.86%	05/04/22	04/28/28	6,423	6,682	6,654	19.2
Smalto Inc. (d/b/a PEMCO International)	First Lien Secured Term Loan	1.00%	SOFR	5.75%	10.21%	05/04/22	04/28/28	978	967	978	2.8
									7,649	7,632	22.0
IT Consulting & Other Services
Cennox, Inc. (d/b/a Cennox)	First Lien Secured Term Loan	1.00%	SOFR	5.50%	10.34%	09/11/24	05/04/29	3,350	3,319	3,344	9.7
Cennox Holdings Limited (d/b/a Cennox)(8)	First Lien Secured Term Loan	1.00%	SONIA	5.50%	10.40%	09/11/24	05/04/29	513	665	643	1.9
Cennox, Inc. (d/b/a Cennox)(9)	First Lien Secured Term Loan	1.00%	EurIBOR	5.75%	9.14%	09/11/24	05/04/29	594	649	611	1.8
Cennox, Inc. (d/b/a Cennox)	First Lien Secured Revolving Loan	1.00%	SOFR	5.50%	10.25%	09/11/24	05/04/29	29	29	30	0.1
Cennox Holdings Limited (d/b/a Cennox)(8)	First Lien Secured Revolving Loan	1.00%	SONIA	5.50%	10.40%	09/11/24	05/04/29	—	—	2	—
MGT Merger Target, LLC (d/b/a MGT Consulting Group)	First Lien Secured Term Loan	1.00%	SOFR	6.39%	10.85%	05/10/23	04/10/29	7,187	7,040	7,176	20.7
MGT Merger Target, LLC (d/b/a MGT Consulting Group)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	5.97%	10.51%	05/10/23	04/10/29	821	804	817	2.4
MGT Merger Target, LLC (d/b/a MGT Consulting Group)	First Lien Secured Revolving Loan	1.00%	Prime	5.50%	13.00%	05/10/23	04/10/28	241	236	249	0.7
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	First Lien Secured Term Loan	1.00%	SOFR	5.25%	9.73%	01/27/21	01/02/29	10,923	10,839	10,923	31.6
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	5.25%	9.99%	01/27/21	01/02/29	2,946	2,922	2,946	8.5
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)(6)	First Lien Secured Revolving Loan	1.00%	SOFR	5.25%	9.99%	01/27/21	01/02/29	—	—	11	—
Turnberry Solutions, Inc.	First Lien Secured Term Loan	1.00%	SOFR	5.75%	10.21%	08/10/21	09/02/26	5,964	5,924	5,964	17.2
Turnberry Solutions, Inc.	First Lien Secured Revolving Loan	1.00%	SOFR	5.75%	10.21%	08/10/21	09/02/26	—	—	4	—
									32,427	32,720	94.6
Packaged Foods & Meats
PANOS Brands, LLC	First Lien Secured Term Loan	1.00%	SOFR	5.75%	10.13%	06/14/24	05/14/29	4,520	4,441	4,505	13.0
PANOS Brands, LLC	First Lien Secured Revolving Loan	1.00%	SOFR	5.75%	10.15%	06/14/24	05/14/29	30	30	36	0.1
TableTrust Brands LLC (d/b/a Hain Pure Protein Corporation)	First Lien Secured Term Loan	1.00%	SOFR	5.75%	10.22%	12/24/24	06/28/28	2,505	2,468	2,468	7.1
									6,939	7,009	20.2
Paper & Plastic Packaging Products & Materials
LINC Systems, LLC	First Lien Secured Term Loan	1.00%	SOFR	8.50%	12.99%	06/22/21	02/24/26	8,155	8,114	8,155	23.7
LINC Systems, LLC	First Lien Secured Revolving Loan	1.00%	SOFR	8.50%	12.99%	06/22/21	02/24/26	—	—	3	—
Max Solutions, Inc.(13)	First Lien Secured Term Loan	1.00%	SOFR	8.11%	12.57%	10/07/22	09/29/28	6,521	6,439	6,324	18.3
Max Solutions, Inc.(13)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	8.10%	12.56%	10/07/22	09/29/28	414	411	402	1.2
Max Solutions, Inc.(10)	First Lien Secured Revolving Loan	1.00%	CORRA	8.10%	12.56%	10/07/22	09/29/28	—	—	(3)	—
									14,964	14,881	43.2

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2024

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Pharmaceuticals
Meta Buyer LLC (d/b/a Metagenics, Inc.)(9)	First Lien Secured Term Loan	1.00%	EurIBOR	6.00%	8.85%	12/16/21	11/01/27	12,039	$13,449	$12,465	36.0%
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	10.48%	12/16/21	11/01/27	962	952	962	2.8
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.00%	10.51%	12/16/21	11/01/27	874	865	874	2.5
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	6.00%	10.44%	12/16/21	11/01/27	1,156	1,145	1,160	3.4
									16,411	15,461	44.7
Real Estate Services
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.25%	11.02%	12/28/21	10/19/26	5,563	5,523	5,395	15.6
HRG Management, LLC (d/b/a HomeRiver Group, LLC)(11)	First Lien Secured Delayed Draw Loan	1.00%	Base Rate	6.97%	11.29%	02/18/22	10/19/26	1,395	1,384	1,354	3.9
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.25%	11.02%	02/18/22	10/19/26	483	480	455	1.3
NPAV Lessor Corp. (d/b/a Nationwide Property & Appraisal Services, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	10.96%	03/01/22	01/21/27	6,502	6,448	5,918	17.1
NPAV Lessor Corp. (d/b/a Nationwide Property & Appraisal Services, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	10.96%	03/01/22	01/21/27	725	719	660	1.9
									14,554	13,782	39.8
Research & Consulting Services
Barrett Purchaser LLC (d/b/a SIB Development and Consulting, Inc.)	First Lien Secured Term Loan	0.75%	SOFR	6.00%	10.51%	01/10/24	11/21/29	3,617	3,543	3,574	10.3
Barrett Purchaser LLC (d/b/a SIB Development and Consulting, Inc.)(6)	First Lien Secured Delayed Draw Loan	0.75%	SOFR	6.00%	10.51%	01/10/24	11/21/29	—	—	(2)	—
Barrett Purchaser LLC (d/b/a SIB Development and Consulting, Inc.)	First Lien Secured Revolving Loan	0.75%	Prime	5.00%	12.50%	01/10/24	11/21/28	60	58	63	0.2
E-Phoenix Acquisition Co. Inc. (d/b/a Integreon, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	5.50%	9.98%	07/15/21	06/23/27	8,342	8,299	8,342	24.1
									11,900	11,977	34.6
Technology Hardware, Storage & Peripherals
Source Code Holdings, LLC (d/b/a Source Code Corporation)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	10.96%	08/10/21	07/30/27	14,162	14,041	14,095	40.7
Source Code Holdings, LLC (d/b/a Source Code Corporation)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.50%	10.96%	08/10/21	07/30/27	3,872	3,839	3,854	11.1
									17,880	17,949	51.8
Wireless Telecommunication Services
KORE Wireless Group Inc. (d/b/a KORE Group Holdings, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.02%	11/27/23	11/09/28	6,354	6,256	6,323	18.3
KORE Wireless Group Inc. (d/b/a KORE Group Holdings, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.02%	11/27/23	11/09/28	—	—	9	—
									6,256	6,332	18.3
Total Investments									$296,752	$294,957	852.3%

Money market funds (included in cash and cash equivalents and restricted cash and cash equivalents)
Goldman Sachs Money Market Fund (CUSIP: 38141W315)(12)					4.33%				$242	$242	0.7%
Invesco Treasury Money Market Fund (CUSIP: X9USDINVE)(12)					4.39%				525	525	1.5
Total Money Market Funds									767	767	2.2
Total Investments and Money Market Funds									$297,519	$295,724	854.5%

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2024

(in thousands)

Forward Currency Contracts

Counterparty	Currency to be sold			Currency to be purchased	Settlement date	Unrealized appreciation	Unrealized depreciation
Morgan Stanley	C$	681	CAD	$492 USD	2/4/2025	$17	$—
Morgan Stanley		€870	EUR	$950 USD	2/4/2025	47	—
Total						$64	$—

(1)	Except as noted, all investments provide collateral for the Company’s Credit Facility and are domiciled in the United States.
(2)	The investments bear interest at a rate that may be determined by reference to the Secured Overnight Financing Rate (“SOFR” or “S”), the Canadian Dollar Offered Rate (“CDOR”), the Sterling Overnight Index Average (“SONIA”), the U.S. Prime Rate (“Prime”), or the Euro Interbank Offered Rate (“EurIBOR”), which may reset monthly, quarterly or semiannually.
(3)	The interest rate is the “all-in-rate” including the current index and spread, the fixed rate, and the payment-in-kind (“PIK”) interest rate, as the case may be.
(4)	Except as otherwise noted, all of the Company’s portfolio company investments, which as of the date of the portfolio represented 852.3% of members’ equity or 95.4% of total assets, are subject to legal restrictions on sales.
(5)	The fair value of each investment was determined using significant unobservable inputs.
(6)	The investment or a portion of the investment does not provide collateral for the Company’s Credit Facility.
(7)	The issuer is domiciled in Canada.
(8)	Principal amount is denominated in British Pound Sterling (“GBP”) and the issuer is domiciled in the United Kingdom.
(9)	Principal amount is denominated in Euros (“Euro”).
(10)	Principal amount is denominated in Canadian dollars (“CAD”).
(11)	The investment was comprised of two contracts, which were indexed to Prime and a different base rate, SOFR, SONIA or CDOR. The Floor, Spread Above Index and Interest Rate presented represent the weighted average of both contracts.
(12)	The rate shown is the annualized seven-day yield as of December 31, 2024.
(13)	Investment is structured as a unitranche loan in which the Company may receive additional interest on its “last out” tranche of the portfolio company’s senior term debt, which was previously syndicated into “first out” and “last out” tranches, whereby the “first out” tranche will have priority as to the “last out” tranche with respect to payments of principal, interest and any other amounts due thereunder.

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2023

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Debt Investments
Advertising
Forward Solutions, LLC (d/b/a Avision Sales Group)	First Lien Secured Term Loan	1.00%	SOFR	6.75%	12.25%	02/18/22	12/15/26	9,100	$8,991	$9,014	26.0%
Forward Solutions, LLC (d/b/a Avision Sales Group)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.75%	12.25%	03/11/22	12/15/26	3,054	3,018	3,025	8.7
Forward Solutions, LLC (d/b/a Avision Sales Group)	First Lien Secured Revolving Loan	1.00%	SOFR	6.75%	12.25%	02/18/22	12/15/26	—	—	1	—
									12,009	12,040	34.7
Air Freight & Logistics
ITS Buyer Inc. (d/b/a ITS Logistics, LLC)	First Lien Secured Term Loan	1.00%	SOFR	5.50%	11.11%	02/17/22	06/15/26	3,541	3,503	3,504	10.1
ITS Buyer Inc. (d/b/a ITS Logistics, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	5.50%	11.11%	02/17/22	06/15/26	—	—	—	—
									3,503	3,504	10.1
Broadline Retail
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.99%	07/19/19	07/01/25	18,908	18,798	18,762	54.1
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.99%	07/19/19	07/01/25	—	—	(3)	—
									18,798	18,759	54.1
Building Products
Drew Foam Companies Inc	First Lien Secured Term Loan	1.00%	SOFR	7.25%	12.75%	11/09/20	11/05/25	13,644	13,541	13,313	38.4
									13,541	13,313	38.4
Construction & Engineering
Banner Acquisition Holdings, LLC (d/b/a Banner Industries, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	11.38%	12/21/23	01/02/29	3,091	3,015	3,015	8.7
Banner Acquisition Holdings, LLC (d/b/a Banner Industries, Inc.)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.00%	11.38%	12/21/23	01/02/29	1,400	1,366	1,365	3.8
Banner Acquisition Holdings, LLC (d/b/a Banner Industries, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	6.00%	11.37%	12/21/23	01/02/29	196	191	191	0.6
Pavement Partners Interco, LLC (d/b/a Pave America, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.75%	12.27%	03/17/23	02/07/28	4,455	4,344	4,405	12.7
Pavement Partners Interco, LLC (d/b/a Pave America, LLC)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.75%	12.42%	03/17/23	02/07/28	575	560	569	1.6
Pavement Partners Interco, LLC (d/b/a Pave America, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.75%	12.42%	03/17/23	02/07/28	—	—	5	—
									9,476	9,550	27.4
Data Processing & Outsourced Services
Geo Logic Systems Ltd.(7)(10)	First Lien Secured Term Loan	1.00%	CDOR	6.50%	11.94%	01/22/20	12/19/24	19,416	14,969	14,654	42.3
Geo Logic Systems Ltd.(7)(10)	First Lien Secured Revolving Loan	1.00%	CDOR	6.50%	11.94%	01/22/20	12/19/24	—	—	5	—
									14,969	14,659	42.3
Diversified Support Services
Pirtek Holdco, LLC (d/b/a Pirtek USA, LLC)	First Lien Secured Term Loan	1.00%	SOFR	5.75%	11.20%	10/31/23	10/26/28	7,500	7,337	7,337	21.2
Pirtek Holdco, LLC (d/b/a Pirtek USA, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	5.75%	11.20%	10/31/23	10/26/28	—	—	—	—
Quest Events, LLC	First Lien Secured Term Loan	2.00%	SOFR	7.25%	12.86%	07/19/19	09/30/26	11,709	11,663	11,557	33.3
Quest Events, LLC	First Lien Secured Revolving Loan	2.00%	SOFR	7.25%	12.86%	07/19/19	09/30/26	247	246	242	0.7
									19,246	19,136	55.2

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2023

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Debt Investments
Electronic Equipment & Instruments
LMG Holdings, Inc.	First Lien Secured Term Loan	1.00%	SOFR	6.50%	12.00%	06/28/21	04/30/26	13,330	$13,203	$13,265	38.3%
LMG Holdings, Inc.	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	12.00%	06/28/21	04/30/26	—	—	4	—
									13,203	13,269	38.3
Environmental & Facilities Services
Buckeye Acquiror LLC (d/b/a Superior Environmental Solutions, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.96%	08/09/23	08/01/29	5,985	5,845	5,898	17.0
Buckeye Acquiror LLC (d/b/a Superior Environmental Solutions, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.96%	08/09/23	08/01/29	180	176	181	0.5
Buckeye Acquiror LLC (d/b/a Superior Environmental Solutions, LLC)(6)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.50%	11.96%	08/09/23	08/01/29	—	—	(3)	—
Juniper Landscaping Holdings LLC	First Lien Secured Term Loan	1.00%	SOFR	6.25%	11.86%	03/01/22	12/29/26	11,192	11,073	11,080	32.0
Juniper Landscaping Holdings LLC	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.25%	11.94%	03/01/22	12/29/26	2,366	2,341	2,342	6.8
Juniper Landscaping Holdings LLC	First Lien Secured Revolving Loan	1.00%	SOFR	6.25%	12.11%	03/01/22	12/29/26	199	197	193	0.6
									19,632	19,691	56.9
Health Care Services
Maxor Acquisition, Inc. (d/b/a Maxor National Pharmacy Services, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.75%	12.48%	04/11/23	03/01/29	5,053	4,922	5,013	14.5
Maxor Acquisition, Inc. (d/b/a Maxor National Pharmacy Services, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.75%	12.48%	04/11/23	03/01/29	—	—	9	—
									4,922	5,022	14.5
Health Care Supplies
Arteriocyte Medical Systems, Inc. (d/b/a ISTO Biologics)	First Lien Secured Term Loan	1.00%	SOFR	6.25%	11.60%	10/25/23	10/18/28	5,022	4,901	4,901	14.1
Arteriocyte Medical Systems, Inc. (d/b/a ISTO Biologics)	First Lien Secured Revolving Loan	1.00%	SOFR	6.25%	11.60%	10/25/23	10/18/28	—	—	—	—
Medical Device Inc. (d/b/a Arterex)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.95%	07/27/23	07/11/29	2,660	2,599	2,626	7.6
Medical Device Inc. (d/b/a Arterex)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.95%	07/27/23	07/11/29	—	—	3	—
									7,500	7,530	21.7
Household Appliances
Smalto Inc. (d/b/a PEMCO International)(9)	First Lien Secured Term Loan	1.00%	EurIBOR	6.25%	10.18%	05/04/22	04/28/28	6,576	6,821	7,172	20.7
Smalto Inc. (d/b/a PEMCO International)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	11.50%	05/04/22	04/28/28	1,001	987	996	2.9
									7,808	8,168	23.6
Industrial Machinery & Supplies & Components
Pennsylvania Machine Works, LLC (d/b/a Penn Western)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	11.61%	03/25/22	03/08/27	6,561	6,498	6,561	18.9
									6,498	6,561	18.9
Investment Banking & Brokerage
TOUR Intermediate Holdings, LLC	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.96%	05/19/20	05/15/25	2,657	2,643	2,657	7.7
TOUR Intermediate Holdings, LLC	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.50%	11.96%	05/19/20	05/15/25	2,320	2,315	2,320	6.7
									4,958	4,977	14.4

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2023

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Debt Investments
IT Consulting & Other Services
ATSG, Inc.	First Lien Secured Term Loan	1.00%	SOFR	6.50%	12.04%	03/27/23	11/12/26	9,873	$9,678	$9,771	28.2%
Cennox Holdings Limited (d/b/a Cennox)(8)(14)	First Lien Secured Term Loan	1.00%	SONIA	6.25%	11.59% (11.34% Cash + 0.25% PIK)	07/16/21	05/04/26	2,825	3,863	3,538	10.2
Cennox, Inc. (d/b/a Cennox)(9)	First Lien Secured Term Loan	1.00%	EurIBOR	6.50%	10.44% (10.19% Cash + 0.25% PIK)	06/28/22	05/04/26	9,422	9,851	10,257	29.6
Cennox Holdings Limited (d/b/a Cennox)(8)(14)	First Lien Secured Revolving Loan	1.00%	SONIA	6.25%	11.56% (11.31% Cash + 0.25% PIK)	07/16/21	05/04/26	864	1,182	1,082	3.1
MGT Merger Target, LLC (d/b/a MGT Consulting Group)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.98%	05/10/23	04/10/29	6,247	6,084	6,194	17.9
MGT Merger Target, LLC (d/b/a MGT Consulting Group)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.50%	11.98%	05/10/23	04/10/29	392	378	389	1.1
MGT Merger Target, LLC (d/b/a MGT Consulting Group)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.98%	05/10/23	04/10/28	—	—	11	—
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	11.50%	01/27/21	12/31/26	11,036	10,925	10,993	31.7
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.00%	11.53%	01/27/21	12/31/26	2,976	2,945	2,965	8.6
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)(6)	First Lien Secured Revolving Loan	1.00%	SOFR	6.00%	11.58%	01/27/21	12/31/26	107	106	114	0.3
Turnberry Solutions, Inc.	First Lien Secured Term Loan	1.00%	SOFR	5.75%	11.45%	08/10/21	09/02/26	6,026	5,962	5,979	17.2
Turnberry Solutions, Inc.	First Lien Secured Revolving Loan	1.00%	SOFR	5.75%	11.45%	08/10/21	09/02/26	—	—	2	—
									50,974	51,295	147.9
Packaged Foods & Meats
Poultry Holdings LLC (HPP)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.96% (11.21% Cash + 0.75% PIK)	10/21/19	06/28/25	6,939	6,904	6,904	19.9
									6,904	6,904	19.9
Paper & Plastic Packaging Products & Materials
LINC Systems, LLC	First Lien Secured Term Loan	1.00%	SOFR	6.25%	11.93%	06/22/21	02/24/26	8,534	8,454	8,443	24.4
LINC Systems, LLC	First Lien Secured Revolving Loan	1.00%	SOFR	6.25%	11.93%	06/22/21	02/24/26	—	—	(1)	—
Max Solutions, Inc.(13)	First Lien Secured Term Loan	1.00%	SOFR	7.66%	13.15%	10/07/22	09/29/28	6,589	6,485	6,488	18.7
Max Solutions, Inc.(6)(13)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	7.66%	13.15%	10/07/22	09/29/28	—	—	(17)	—
Max Solutions, Inc.(10)	First Lien Secured Revolving Loan	1.00%	CDOR	7.66%	13.15%	10/07/22	09/29/28	—	—	—	—
									14,939	14,913	43.1
Personal Care Products
Sunless, Inc.	First Lien Secured Term Loan	1.00%	SOFR	6.75%	12.20%	10/21/19	08/13/25	5,507	5,459	5,473	15.8
Sunless, Inc.(6)	First Lien Secured Revolving Loan	1.00%	SOFR	6.75%	12.21%	10/21/19	08/13/25	488	485	484	1.4
									5,944	5,957	17.2
Pharmaceuticals
Meta Buyer LLC (d/b/a Metagenics, Inc.)(9)	First Lien Secured Term Loan	1.00%	EurIBOR	6.00%	9.87%	12/16/21	11/01/27	12,163	13,552	13,401	38.7
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	11.46%	12/16/21	11/01/27	971	959	971	2.8
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.00%	11.56%	12/16/21	11/01/27	883	871	883	2.5
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	6.00%	11.53%	12/16/21	11/01/27	1,156	1,141	1,161	3.3
									16,523	16,416	47.3

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2023

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Debt Investments
Real Estate Services
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.25%	11.80%	12/28/21	10/19/26	9,555	9,448	9,074	26.2
HRG Management, LLC (d/b/a HomeRiver Group, LLC)(6)(11)	First Lien Secured Delayed Draw Loan	1.00%	Base Rate	6.22%	12.10%	02/18/22	10/19/26	2,398	2,369	2,282	6.6
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.25%	11.80%	02/18/22	10/19/26	596	589	547	1.6
NPAV Lessor Corp. (d/b/a Nationwide Property & Appraisal Services, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.96%	03/01/22	01/21/27	7,510	7,418	6,706	19.3
NPAV Lessor Corp. (d/b/a Nationwide Property & Appraisal Services, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.96%	03/01/22	01/21/27	725	716	647	1.9
									20,540	19,256	55.6
Research & Consulting Services
E-Phoenix Acquisition Co. Inc. (d/b/a Integreon, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	5.50%	11.00%	07/15/21	06/23/27	8,604	$8,541	$8,562	24.7%
Solar Holdings Bidco Limited (d/b/a SLR Consulting Ltd.)(13)(14)	First Lien Secured Term Loan	0.50%	SOFR	6.50%	11.85%	03/23/23	09/28/29	2,807	2,744	2,786	8.0
Solar Holdings Bidco Limited (d/b/a SLR Consulting Ltd.)(10)(13)(14)	First Lien Secured Term Loan	0.50%	CDOR	6.50%	11.94%	03/23/23	09/28/29	3,873	2,759	2,892	8.3
Solar Holdings Bidco Limited (d/b/a SLR Consulting Ltd.)(8)(13)(14)	First Lien Secured Term Loan	0.00%	SONIA	6.50%	11.72%	03/23/23	09/28/29	171	205	217	0.6
Solar Holdings Bidco Limited (d/b/a SLR Consulting Ltd.)(13)(14)	First Lien Secured Delayed Draw Loan	0.50%	SOFR	6.50%	11.85%	03/23/23	09/28/29	368	360	366	1.1
Solar Holdings Bidco Limited (d/b/a SLR Consulting Ltd.)(8)(13)(14)	First Lien Secured Delayed Draw Loan	0.00%	SONIA	6.50%	11.71%	03/23/23	09/28/29	723	882	984	2.8
Solar Holdings Bidco Limited (d/b/a SLR Consulting Ltd.)(10)(13)(14)	First Lien Secured Delayed Draw Loan	0.50%	CDOR	6.50%	12.08%	03/23/23	09/28/29	458	324	342	1.0
Solar Holdings Bidco Limited (d/b/a SLR Consulting Ltd.)(12)(13)(14)	First Lien Secured Delayed Draw Loan	0.50%	SOFR	6.50%	11.85%	03/23/23	09/28/29	—	—	—	—
									15,815	16,149	46.5
Technology Hardware, Storage & Peripherals
Source Code Holdings, LLC (d/b/a Source Code Corporation)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.96%	08/10/21	07/30/27	14,952	14,772	14,806	42.7
Source Code Holdings, LLC (d/b/a Source Code Corporation)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.50%	11.96%	08/10/21	07/30/27	4,088	4,039	4,047	11.7
									18,811	18,853	54.4
Wireless Telecommunication Services
KORE Wireless Group Inc. (d/b/a KORE Group Holdings, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.88%	11/27/23	11/09/28	6,418	6,294	6,295	18.2
KORE Wireless Group Inc. (d/b/a KORE Group Holdings, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.88%	11/27/23	11/09/28	—	—	—	—
									6,294	6,295	18.2

Total Investments									$312,807	$312,217	900.6%

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2023

(in thousands)

Forward Currency Contracts

Counterparty	Currency to be sold			Currency to be purchased	Settlement date	Unrealized appreciation	Unrealized depreciation
Morgan Stanley	C$	958	CAD	$691 USD	2/7/2024	$—	$(33)
Morgan Stanley		€1,181	EUR	$1,249 USD	2/7/2024	—	(56)
Morgan Stanley		£1,340	GBP	$1,625 USD	2/7/2024	—	(83)
Total						$—	$(172)

(1)	Except as noted, all investments provide collateral for the Company’s Credit Facility and are domiciled in the United States
(2)	The investments bear interest at a rate that may be determined by reference to the SOFR, CDOR, SONIA, Prime, or EurIBOR, which may reset monthly, quarterly or semiannually.
(3)	The interest rate is the “all-in-rate” including the current index and spread, the fixed rate, and the PIK interest rate, as the case may be.
(4)	Except as otherwise noted, all of the Company’s portfolio company investments, which as of the date of the portfolio represented 900.6% of members’ equity or 94.0% of total assets, are subject to legal restrictions on sales.
(5)	The fair value of each investment was determined using significant unobservable inputs.
(6)	The investment or a portion of the investment does not provide collateral for the Company’s Credit Facility.
(7)	The issuer is domiciled in Canada.
(8)	Principal amount is denominated in GBP.
(9)	Principal amount is denominated in EUR.
(10)	Principal amount is denominated in CAD.
(11)	The investment was comprised of two contracts, which were indexed to Prime and a different base rate, SOFR, SONIA or CDOR. The Floor, Spread Above Index and Interest Rate presented represent the weighted average of both contracts.
(12)	Principal amount is non-USD denominated and is based in British pounds. At the option of the borrower, amounts borrowed under the delayed draw term loan commitment can be U.S. dollars, CAD or GBP.
(13)	Investment is structured as a unitranche loan in which the Company may receive additional interest on its “last out” tranche of the portfolio company’s senior term debt, which was previously syndicated into “first out” and “last out” tranches, whereby the “first out” tranche will have priority as to the “last out” tranche with respect to payments of principal, interest and any other amounts due thereunder.
(14)	The issuer is domiciled in the United Kingdom.

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Statements of Operations

(in thousands)

	Year ended December 31,
	2024	2023	2022
Investment income
Interest income	$39,101	$39,529	$27,641
Fee income	732	805	1,315
Total investment income	39,833	40,334	28,956

Expenses
Interest expense on credit facility	14,433	14,558	7,470
Interest expense on notes to members	14,971	14,403	9,680
Administrative fee	651	652	629
Professional fees and other expenses	816	636	564
Total expenses	30,871	30,249	18,343
Net investment income	8,962	10,085	10,613

Realized and unrealized gains (losses) on investments and foreign currency transactions
Net realized gains (losses) on investments	420	25	27
Net realized gains (losses) on foreign currency transactions	(165)	238	165
Net realized gains (losses) on foreign currency forward contracts	(164)	49	137
Net change in unrealized appreciation (depreciation) on investments	(1,204)	3,091	(2,718)
Net change in unrealized appreciation (depreciation) on foreign currency transactions	2,297	(1,765)	1,937
Net change in unrealized appreciation (depreciation) on foreign currency forward contracts	236	(97)	(94)
Net realized and unrealized gains (losses) on investments and foreign currency transactions	1,420	1,541	(546)
Net increase in members' equity resulting from operations	$10,382	$11,626	$10,067

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Statements of Changes in Members’ Equity

(in thousands)

	Year ended December 31,
	2024	2023	2022
Members' equity beginning balance	$34,666	$30,239	$26,012
Contributions	—	2,115	5,000
Distributions	(10,441)	(9,314)	(10,840)
	24,225	23,040	20,172
Net increase in members' equity resulting from operations:
Net investment income	8,962	10,085	10,613
Net realized gains (losses) on investments and foreign currency transactions	91	312	329
Net change in unrealized appreciation (depreciation) on investments and foreign currency transactions	1,329	1,229	(875)
Net increase in members' equity resulting from operations	10,382	11,626	10,067
Members' equity ending balance	$34,607	$34,666	$30,239

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2024	2023	2022
Cash flows from operating activities
Net increase in members' equity resulting from operations	$10,382	$11,626	$10,067
Adjustments to reconcile net increase in members' equity resulting from operations to net cash (used in) operating activities:
Paid-in-kind income	(93)	(203)	(434)
Net realized (gains) losses on investments	(420)	(25)	(27)
Net unrealized depreciation (appreciation) on investments	1,204	(3,091)	2,718
Net unrealized (appreciation) depreciation on translation of assets and liabilities in foreign currencies	(2,450)	1,609	(2,185)
Net unrealized (appreciation) depreciation on foreign currency forward contracts	(236)	97	94
Accretion of discount	(2,025)	(2,072)	(1,990)
Amortization of deferred financing costs	680	723	616
Acquisition of investments	(70,083)	(92,303)	(123,432)
Proceeds from principal payments and sales of portfolio investments	88,677	69,736	98,416
Net changes in operating assets and liabilities:
Interest and dividend receivable	1,113	(1,136)	(669)
Prepaid expenses and other receivables	59	67	94
Amounts receivable on unsettled investment transactions	2,544	(2,172)	(512)
Accounts payable and accrued expenses	(58)	44	(42)
Interest payable	(416)	947	2,018
Advances received from unfunded credit facilities	(41)	130	(126)
Net cash provided by / (used in) operating activities	28,837	(16,023)	(15,394)

Cash flows from financing activities
Proceeds from issuance of subordinated notes	—	8,459	20,000
Contributions from members	—	2,115	5,000
Distributions paid to members	(10,441)	(9,314)	(10,840)
Borrowings under credit facility	39,938	62,753	61,392
Repayments of credit facility	(58,613)	(51,363)	(53,730)
Deferred financing costs	(1,855)	(930)	(480)
Net cash provided by financing activities	(30,971)	11,720	21,342
Effect of exchange rate changes on cash	(37)	(32)	8
Net change in cash, cash equivalents and restricted cash	(2,171)	(4,335)	5,956
Cash, cash equivalents and restricted cash at beginning of period	14,625	18,960	13,004
Cash, cash equivalents and restricted cash at end of period	$12,454	$14,625	$18,960

Supplemental disclosure of cash flow information:
Interest paid	$29,141	$27,291	$14,523
Taxes paid during the year	137	67	45
Supplemental noncash disclosures:
In-kind investment contributions from members	—	5,520	25,000

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated statements of assets, liabilities and members’ equity that sum to the total of the same amounts presented in the consolidated statements of cash flows:

	December 31,
	2024	2023	2022
Cash and cash equivalents	$526	$828	$1,310
Restricted cash and restricted foreign currency	11,928	13,797	17,650
Total cash, cash equivalents and restricted cash presented in consolidated statements of cash flows	$12,454	$14,625	$18,960

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 1 – ORGANIZATION

WHF STRS Ohio Senior Loan Fund LLC (and, together with its subsidiary, the “Company”) was organized as a Delaware limited liability company on December 19, 2018. On January 14, 2019, WhiteHorse Finance, Inc. (“WhiteHorse Finance”) and the State Teachers Retirement System of Ohio (“STRS Ohio” and, together with WhiteHorse Finance, the “Members” and, each, a “Member”) entered into a Limited Liability Company Agreement (the “LLCA”) to co-manage the Company as a joint venture.

The Company is managed by a four-person board of managers (the “Board”), two of whom are selected by WhiteHorse Finance and two of whom are selected by STRS Ohio. All material decisions with respect to the Company, including those involving its investment portfolio, require unanimous approval of a quorum of the Board. Quorum is defined as (i) the presence of two members of the Board; provided that at least one individual is present that was elected, designated or appointed by each member; (ii) the presence of three members of the Board; provided that the individual that was elected, designated or appointed by the member with only one individual present shall be entitled to cast two votes on each matter; or (iii) the presence of four members of the Board; provided that two individuals are present that were elected, designated or appointed by each member.

The Members committed to provide up to $175,000 of subordinated notes and equity to the Company, with WhiteHorse Finance providing up to $115,000 and STRS Ohio providing up to $60,000, respectively. WhiteHorse Finance’s economic ownership of the Company is 65.71% and STRS Ohio’s economic ownership of the Company is 34.29%.

Prior to February 2023, the Members committed to provide up to $150,000 of subordinated notes and equity to the Company, with WhiteHorse Finance providing up to $100,000 and STRS Ohio providing up to $50,000, respectively. WhiteHorse Finance’s economic ownership of the Company is 66.67% and STRS Ohio’s economic ownership of the Company was 33.33%.

Prior to February 2022, the Members committed to provide up to $125,000 of subordinated notes and equity to the Company, with WhiteHorse Finance providing up to $75,000 and STRS Ohio providing up to $50,000, respectively. WhiteHorse Finance’s economic ownership of the Company was 60.00% and STRS Ohio’s economic ownership of the Company was 40.00%.

The Company shall continue without dissolution until all investments are liquidated by the Company, or until the occurrence of an event of dissolution, as set forth in the LLCA.

The Company will invest primarily in lower middle market, senior secured debt facilities, to performing lower middle market companies across a broad range of industries that typically carry a floating interest rate based on a risk-free index rate such as SOFR and have a term of three to six years.

The Company operates through a single reporting segment, with an investment strategy to generate current income and, to a lesser extent, capital appreciation primarily through direct origination of senior secured debt and select equity investments. The Chief Operating Decision Maker (“CODM”), who are the Company’s President and Treasurer, are responsible for assessing performance and allocating resources on behalf of the Company. The CODM assesses performance and makes operating decisions of the Company on a consolidated basis primarily based on the Company’s net increase (decrease) in net assets resulting from operations. In addition to various other factors and metrics, the CODM utilizes net increase (decrease) in net assets resulting from operations as a key metric in implementing investment policy decisions and in evaluating the Company’s distribution policy. As the Company operates as a single reporting segment, the segment assets are reflected on the accompanying consolidated statement of assets, liabilities and Members’ Equity as “total assets” and the significant segment expenses are listed on the accompanying consolidated statement of operations.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of WHF STRS Ohio Senior Loan Fund LLC and its wholly owned subsidiary, WHF STRS Credit I, LLC (“STRS Credit”). The Company meets the definition of an investment company under Accounting Standards Codification (“ASC”) Topic 946, Financial Services - Investment Companies, and therefore applies the accounting and reporting guidance discussed therein to its consolidated financial statements.

Principles of Consolidation: Under the investment company rules and regulations pursuant to ASC Topic 946, WHF STRS Ohio Senior Loan Fund LLC is precluded from consolidating any entity other than another investment company. As provided under ASC Topic 946, the Company generally consolidates any investment company when it owns 100% of its partners’ or members’ capital or equity units. All intercompany balances and transactions have been eliminated.

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

Fair Value of Financial Instruments: The Company determines the fair value of its financial instruments in accordance with ASC Topic 820, Fair Value Measurements and Disclosures. ASC Topic 820 defines fair value, establishes a framework used to measure fair value and requires disclosures for fair value measurements. In accordance with ASC Topic 820, the Company has categorized its financial instruments carried at fair value, based on the priority of the valuation technique, into a three-level fair value hierarchy. Fair value is a market-based measure considered from the perspective of the market participant who holds the financial instrument. Therefore, when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing the financial instrument at the measurement date.

Investments are measured at fair value as determined in good faith by the Board, generally on a quarterly basis, and such valuations are reviewed and approved by the Company’s Board, based on, among other factors, consistently applied valuation procedures on each measurement date. Any changes to the valuation methodology and valuation policy are reviewed by the Company’s Board to confirm that the changes are justified. The Company continues to review and refine its valuation procedures in response to market changes.

The Company engages independent external valuation firms to periodically review its investments. These external reviews are used by the Company’s Board to review the Company’s internal valuation of each investment over the year.

Investment Transactions: The Company records investment transactions on a trade date basis. These transactions may settle subsequent to the trade date depending on the transaction type. Certain expenses related to legal and tax consultation, due diligence, rating fees, valuation expenses and independent collateral appraisals may arise when the Company makes certain investments. These expenses are recognized in the consolidated statements of operations as they are incurred.

Foreign currency translation: The Company’s books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

(1)	cash and cash equivalents, restricted cash and cash equivalents, fair value of investments, interest receivable, and other assets and liabilities — at the spot exchange rate on the last business day of the period; and
(2)	purchases and sales of investments, income and expenses — at the exchange rates prevailing on the respective dates of such transactions.

Although net assets and fair values are presented based on the applicable foreign exchange rates described above, the Company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

on investments from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments. Fluctuations arising from the translation of assets other than investments and liabilities are included with the net change in unrealized appreciation (depreciation) on foreign currency transactions in the consolidated statements of operations.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with investing in U.S. companies. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

As of December 31, 2024, restricted cash and cash equivalents included 1,243 CAD. As of December 31, 2023, restricted cash and cash equivalents included 215 CAD, 939 EUR and 89 GBP.

Revenue Recognition: The Company’s revenue recognition policies are as follows:

Sales: Realized gains or losses on the sales of investments are calculated by using the specific identification method.

Investment Income: Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis. The Company may also receive closing, commitment, prepayment, amendment and other fees from portfolio companies in the ordinary course of business.

Dividend income is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies.

Closing fees associated with investments in portfolio companies are deferred and recognized as interest income over the respective terms of the applicable loans. Upon the prepayment of a loan or debt security, any unamortized loan closing fees are recorded as part of interest income. Commitment fees are based upon the undrawn portion committed by the Company and are recorded as interest income on an accrual basis. Prepayment, amendment and other fees are recognized when earned, generally when such fees are receivable, and are included in fee income on the consolidated statements of operations.

The Company may invest in loans that contain a PIK interest rate provision. PIK interest is accrued at the contractual rates and added to loan principal on the reset dates to the extent such amounts are expected to be collected.

Non-accrual loans: Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected. The Company may conclude that non-accrual status is not required if the loan has sufficient collateral value and is in the process of collection. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current.

Cash and Cash Equivalents: Cash and cash equivalents include cash, deposits with financial institutions, and short-term liquid investments in money market funds with original maturities of three months or less.

Restricted Cash and Cash Equivalents: Restricted cash include amounts that are collected and held by the trustee appointed as custodian of the assets securing the Credit Facility (as defined in Note 6). Restricted cash is held by the trustee for the payment of interest expense and principal on the outstanding borrowings or reinvestment into new assets. Restricted cash that represents interest or fee income is transferred to unrestricted cash accounts by the trustee generally once a quarter after the payment of operating expenses and amounts due under the Credit Facility (as defined in Note 6).

Deferred Financing Costs: Deferred financing costs represent fees and other direct incremental costs incurred in connection with the Company’s borrowings. These amounts are amortized and are included in interest expense in the

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

consolidated statements of operations over the estimated life of the borrowings. Deferred financing costs are presented in the consolidated statements of assets, liabilities and members’ equity as a direct reduction from the carrying amount of the related debt liability.

Advances Received from Unfunded Credit Facilities: The Company invests in credit facilities of which a portion of such facilities may be undrawn by the beneficiary borrower at the time of investment. Upon settlement, the Company may receive an advance from the beneficiary borrower at an amount equal to the purchase discount of the entire credit facility applied against any undrawn portion of such facilities. Such advances are initially recorded as liabilities and recognized as income over the respective terms of the applicable credit facility or until the credit facility expires or is sold by the Company.

Amounts due to or from Affiliate: The Company records amounts owed on or due from Affiliates for which the cash settlement has not occurred.

Income Taxes: No provision for federal income taxes has been made in the consolidated financial statements, as each Member is individually responsible for reporting income or loss, to the extent required by federal income tax laws and regulations, based upon its respective share of the Company’s revenues and expenses as reported for income tax purposes. The Company periodically reviews its activities to determine whether taxes are due to various state and other jurisdictions during the normal course of business.

During the years ended December 31, 2024, 2023 and 2022, the Company recognized $137, $67 and $45, respectively, in income tax expense relating to taxes incurred in various states and other jurisdictions, which is included as a net debit in professional fees and other expenses in the consolidated statements of operations.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31, 2024, no accrual was deemed necessary.

Federal and state tax returns of the Company for the period January 1, 2021 through December 31, 2024 and subsequent years can be examined by the relevant tax authorities (U.S. tax returns are generally subject to audit for three years from the date filed). Tax year 2019 is generally not open for audits as a result of a lapse of the statue of limitations. Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws and regulations, the amounts reported in the consolidated financial statements may be subject to change at a later date by the respective tax authorities. Penalties or interest that may be assessed related to any income taxes would be classified as other expenses in the consolidated financial statements. The Company had no unpaid amounts accrued for interest or penalties as of December 31, 2024. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

Risks and Uncertainties: In the normal course of business, the Company generally encounters two significant types of economic risks including credit and market. Credit risk is the risk of default on the Company’s investments that result from an issuer’s, borrower’s or derivative counterparty’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments due to changes in interest rates, spreads or other market factors, including the value of the collateral underlying investments held by the Company. Management believes that the carrying value of the Company’s investments are fairly stated, taking into consideration these risks along with estimated collateral values, payment histories and other market information.

Segment Reporting: In accordance with ASC Topic 280, Segment Reporting, or ASC 280, the Company has determined that it has a single operating and reporting segment. As a result, the Company’s segment accounting policies are the same as described herein and the Company does not have any intra-segment sales and transfers of assets.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Reclassifications: Certain amounts in the consolidated financial statements have been reclassified. These reclassifications had no material impact on the Company’s consolidated financial position, results of operations or cash flows as previously reported.

NOTE 3 - FORWARD CURRENCY CONTRACTS

The Company may enter into foreign currency forward contracts from time to time to facilitate settlement of purchases and sales of investments denominated in foreign currencies and to economically hedge the impact that an adverse change in foreign exchange rates would have on the value of the Company’s investments denominated in foreign currencies. A foreign currency forward contract is a commitment to purchase or sell a foreign currency at a future date at a negotiated forward rate. These contracts are marked-to-market by recognizing the difference between the contract forward exchange rate and the forward market exchange rate on the last day of the period presented as unrealized appreciation or depreciation. Realized gains or losses are recognized when forward contracts are settled. Risks arise as a result of the potential inability of the counterparties to meet the terms of their contracts. The Company attempts to limit counterparty risk by only dealing with well-known counterparties.

The Company utilizes forward foreign currency exchange contracts to protect itself against fluctuations in exchange rates. The Company may choose to renew contracts quarterly unless otherwise settled by the Company or the counterparty.

The following table provides a breakdown of our forward currency contracts:

	Year ended December 31,
	2024	2023	2022
Realized gain (loss) on forward currency contracts	$(164)	$49	$137
Unrealized appreciation (depreciation) on forward currency contracts	236	(97)	(94)
Total net realized and unrealized gains (losses) on forward currency contracts	$72	$(48)	$43

The value associated with unrealized gains or losses on open contracts is included in unrealized depreciation on foreign currency forward contracts within the statement of assets, liabilities and members’ equity. Open contracts as of December 31, 2024 were as follows.

Counterparty	Currency to be sold			Currency to be purchased	Settlement date	Unrealized appreciation	Unrealized depreciation
Morgan Stanley	C$	681	CAD	$492 USD	2/4/2025	$17	$—
Morgan Stanley		€870	EUR	$950 USD	2/4/2025	47	—
Total						$64	$—

Open contracts as of December 31, 2023 were as follows.

Counterparty	Currency to be sold			Currency to be purchased	Settlement date	Unrealized appreciation	Unrealized depreciation
Morgan Stanley	C$	958	CAD	$691 USD	2/7/2024	$—	$(33)
Morgan Stanley		€1,181	EUR	$1,249 USD	2/7/2024	—	(56)
Morgan Stanley		£1,340	GBP	$1,625 USD	2/7/2024	—	(83)
Total						$—	$(172)

The following table is a summary of the average USD notional exposure to foreign currency forward contracts for the years ended December 31, 2024 and 2023.

	Year ended December 31,
Average USD notional outstanding	2024	2023
Forward currency contracts	$2,056	$2,070

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Offsetting of Derivative Instruments

The Company has derivative instruments that are subject to master netting agreements. These agreements include provisions to offset positions with the same counterparty in the event of default by one of the parties. The Company’s unrealized appreciation and depreciation on derivative instruments are reported as gross assets and liabilities, respectively, in the consolidated statements of assets, liabilities and members’ equity. The following tables present the Company’s assets and liabilities related to derivatives by counterparty, net of amounts available for offset under a master netting arrangement and net of any collateral received or pledged by the Company for such assets and liabilities as of December 31, 2024.

	As of December 31, 2024
Counterparty ($ in thousands)	Derivative Assets Subject to Master Netting Agreement	Derivative Liabilities Subject to Master Netting Agreement	Derivatives Available for Offset	Non-cash Collateral Received	Non-cash Collateral Pledged(1)	Cash Collateral Received(1)	Cash Collateral Pledged(1)	Net Amount of Derivative Assets(2)	Net Amount of Derivative Liabilities(3)
Morgan Stanley (CAD)	$17	$—	$—	$—	$—	$—	$—	$17	$—
Morgan Stanley (EUR)	47	—	—	—	—	—	—	47	—
Total	$64	$—	$—	$—	$—	$—	$—	$64	$—

(1) In some instances, the actual amount of the collateral received and/or pledged may be more than the amount shown due to overcollateralization.

(2) Net amount of derivative assets represents the net amount due from the counterparty to the Company in the event of default.

(3) Net amount of derivative liabilities represents the net amount due from the Company to the counterparty in the event of default.

The following tables present the Company’s assets and liabilities related to derivatives by counterparty, net of amounts available for offset under a master netting arrangement and net of any collateral received or pledged by the Company for such assets and liabilities as of December 31, 2023.

	As of December 31, 2023
Counterparty ($ in thousands)	Derivative Assets Subject to Master Netting Agreement	Derivative Liabilities Subject to Master Netting Agreement	Derivatives Available for Offset	Non-cash Collateral Received	Non-cash Collateral Pledged(1)	Cash Collateral Received(1)	Cash Collateral Pledged(1)	Net Amount of Derivative Assets(2)	Net Amount of Derivative Liabilities(3)
Morgan Stanley (CAD)	$—	$(33)	$—	$—	$—	$—	$—	$—	$(33)
Morgan Stanley (EUR)	—	(56)	—	—	—	—	—	—	(56)
Morgan Stanley (GBP)	—	(83)	—	—	—	—	—	—	(83)
Total	$—	$(172)	$—	$—	$—	$—	$—	$—	$(172)

(1) In some instances, the actual amount of the collateral received and/or pledged may be more than the amount shown due to overcollateralization.

(2) Net amount of derivative assets represents the net amount due from the counterparty to the Company in the event of default.

(3) Net amount of derivative liabilities represents the net amount due from the Company to the counterparty in the event of default.

NOTE 4 – FAIR VALUE MEASUREMENTS

Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active public markets that the entity has the ability to access as of the measurement date.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about what market participants would use in pricing an asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the financial instrument.

Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in or out of the Level 3 category as of the beginning of the quarter in which the reclassifications occur. During the year ended December 31, 2024 and year ended December 31, 2023, there were no changes in the observability of valuation inputs that would have resulted in a reclassification of assets between any levels.

Fair value for each investment is derived using a combination of valuation methodologies that, in the judgment of the Board are most relevant to such investment, including, without limitation, being based on one or more of the following: (i) market prices obtained from market makers for which the Board has deemed there to be enough breadth (number of quotes) and depth (firm bids) to be indicative of fair value, (ii) the price paid or realized in a completed transaction or binding offer received in an arm’s-length transaction or (iii) a discounted cash flow analysis.

The following table presents investments (as shown in the consolidated schedule of investments) that were measured at fair value as of December 31, 2024:

	Fair Value Measurements as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Investments
First lien secured loans	$—	$—	$294,957	$294,957
Total investments, at fair value	$—	$—	$294,957	$294,957

The following table presents investments (as shown in the consolidated schedule of investments) that were measured at fair value as of December 31, 2023:

	Fair Value Measurements as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Investments
First lien secured loans	$—	$—	$312,217	$312,217
Total investments, at fair value	$—	$—	$312,217	$312,217

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

The Company’s money market funds (included in cash and cash equivalents and restricted cash and cash equivalents), which were valued at $767 and $1,402 as of December 31, 2024 and December 31, 2023, respectively, are characterized in level 1 of the fair value hierarchy.

The Company’s forward currency contracts, which were valued at $64 and ($172) as of December 31, 2024 and 2023, respectively, are characterized in Level 2 of the hierarchy.

The following table presents the changes in investments measured at fair value using Level 3 inputs for the year ended December 31, 2024 and December 31, 2023:

	Year ended December 31,
	2024	2023
Fair value, beginning of period	$312,217	$284,259
Acquisition of investments	70,083	92,303
Paid-in-kind income	93	203
Accretion of discount	2,025	2,072
Proceeds from principal payments and sales of portfolio investments	(88,677)	(69,736)
Net realized gains	420	25
Net unrealized appreciation (depreciation)	(1,204)	3,091
Fair value, end of period	$294,957	$312,217

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

The following tables summarize the significant unobservable inputs the Company used to value the majority of its investments categorized within Level 3 as of December 31, 2024 and December 31, 2023. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to the Company’s determination of fair values. These ranges represent the significant unobservable inputs that were used in the valuation of each type of investment, but they do not represent a range of values for any one investment.

	Fair Value as of	Valuation	Unobservable	Range
Investment Type	December 31, 2024	Techniques	Inputs	(Weighted Average)(1)
First lien secured loans	$281,306	Discounted cash flow analysis	Discount rate	5.7% - 14.6% (10.6%)
	13,651	Recent transaction	Transaction price	98.5 - 99.5 (98.8)
Total Level 3 Investments	$294,957

(1)	Unobservable inputs were weighted by the relative fair value of the investments.

	Fair Value as of	Valuation	Unobservable	Range
Investment Type	December 31, 2023	Techniques	Inputs	(Weighted Average)(1)
First lien secured loans	$288,918	Discounted cash flow analysis	Discount rate	6.7% - 14.7% (11.9%)
	23,299	Recent transaction	Transaction price	97.5 - 98.7 (97.8)
Total Level 3 Investments	$312,217

(1)	Unobservable inputs were weighted by the relative fair value of the investments.

Valuation of investments may be determined by weighting various valuation techniques. Significant judgment is required in selecting the assumptions used to determine the fair values of these investments. The valuation methods selected for a particular investment are based on the circumstances and on the sufficiency of data available to measure fair value. If more than one valuation method is used to measure fair value, the results are evaluated and weighted, as appropriate, considering the reasonableness of the range indicated by those results. A fair value measurement is the point within that range that is most representative of fair value in the circumstances.

The availability of observable inputs can vary depending on the financial instrument and is affected by a wide variety of factors, including, for example, the nature of the instrument, whether the instrument is traded on an active exchange or in the secondary market and the current market conditions. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires a greater degree of judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for financial instruments classified as Level 3.

The determination of fair value using the selected methodologies takes into consideration a range of factors including the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public and private exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment, compliance with agreed upon terms and covenants, and assessment of credit ratings of an underlying borrower. These valuation methodologies involve a significant degree of judgment to be exercised.

As it relates to investments which do not have an active public market, there is no single standard for determining the estimated fair value. Valuations of privately held investments are inherently uncertain, and they may fluctuate over short periods of time and may be based on estimates. The determination of fair value may differ materially from the values that would have been used if a ready market for these investments existed.

In some cases, fair value for such investments is best expressed as a range of values derived utilizing different methodologies from which a single estimate may then be determined. Consequently, fair value for each investment may be derived using a combination of valuation methodologies that, in the judgment of the investment professionals, are most relevant to such investment. The selected valuation methodologies for a particular investment are consistently applied on each measurement date. However, a change in a valuation methodology or its application from one measurement date to another is possible if the change results in a measurement that is equally or more representative of fair value in the circumstances.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 5 - INVESTMENTS

Investments consisted of the following:

	As of December 31, 2024		As of December 31, 2023
($ in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
First lien secured loans	$296,752	$294,957	$312,807	$312,217
Total	$296,752	$294,957	$312,807	$312,217

The following table shows the portfolio composition by industry grouping at fair value:

Industry ($ in thousands)	As of December 31, 2024		As of December 31, 2023
Advertising	$12,035	4.1%	$12,040	3.9%
Aerospace & Defense	3,682	1.2	—	—
Air Freight & Logistics	3,311	1.1	3,504	1.1
Broadline Retail	17,827	6.0	18,759	6.0
Building Products	13,437	4.6	13,313	4.3
Construction & Engineering	16,253	5.5	9,550	3.1
Data Processing & Outsourced Services	12,885	4.4	14,659	4.7
Distributors	9,372	3.2	—	—
Diversified Support Services	19,282	6.5	19,136	6.1
Electrical Components & Equipment	3,479	1.2	—	—
Electronic Equipment & Instruments	—	—	13,269	4.2
Environmental & Facilities Services	29,963	10.2	19,691	6.2
Food Distributors	4,993	1.7	—	—
Health Care Facilities	8,004	2.7	—	—
Health Care Services	4,995	1.7	5,022	1.6
Health Care Supplies	7,696	2.6	7,530	2.4
Household Appliances	7,632	2.6	8,168	2.6
Industrial Machinery & Supplies & Components	—	—	6,561	2.1
Investment Banking & Brokerage	—	—	4,977	1.6
IT Consulting & Other Services	32,720	11.1	51,295	16.4
Packaged Foods & Meats	7,009	2.4	6,904	2.2
Paper & Plastic Packaging Products & Materials	14,881	5.0	14,913	4.8
Personal Care Products	—	—	5,957	2.0
Pharmaceuticals	15,461	5.2	16,416	5.3
Real Estate Services	13,782	4.7	19,256	6.2
Research & Consulting Services	11,977	4.1	16,149	5.2
Technology Hardware, Storage & Peripherals	17,949	6.1	18,853	6.0
Wireless Telecommunication Services	6,332	2.1	6,295	2.0
Total	$294,957	100.0%	$312,217	100.0%

As of December 31, 2024, the portfolio companies underlying the Company’s investments are all located in the United States and its territories except for Geo Logic Systems Ltd., which is domiciled in Canada and Cennox Holdings Limited, which is domiciled in the United Kingdom. As of December 31, 2023, the portfolio companies underlying the Company’s investments are all located in the United States and its territories except for Geo Logic Systems Ltd., which is domiciled in Canada, and Cennox Holdings Limited, and Solar Holdings Bidco Limited, which are domiciled in the United Kingdom.

As of December 31, 2024 and December 31, 2023, the Company had no investments on non-accrual status.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 6 – DEBT

Total borrowings outstanding and available as of December 31, 2024, were as follows:

	Maturity	Rate	Face Amount	Available
JPM Credit Facility(1)	November 26, 2029	S+2.25%	$144,081	$118,419
Notes payable to members	N/A	S+6.50%	128,459	11,541
Total debt			$272,540	$129,960
Debt issuance cost			(3,024)
Total debt net issuance cost			$269,516

(1)	All foreign denominated principal borrowings have been converted to USD using the exchange rates as of the applicable reporting date.

Total borrowings outstanding and available as of December 31, 2023, were as follows:

	Maturity	Rate	Face Amount	Available
JPM Credit Facility(1)	July 19, 2026	S+2.72%	$165,244	$97,256
Notes payable to members	N/A	S+6.50%	128,459	11,541
Total debt			$293,703	$108,797
Debt issuance cost			(1,850)
Total debt net issuance cost			$291,853

(1)	All foreign denominated principal borrowings have been converted to USD using the exchange rates as of the applicable reporting date.

Credit Facility: On July 19, 2019, the Company entered into a $125,000 credit and security agreement (the “Credit Facility”) with JPMorgan Chase Bank, National Association (“JPMorgan”). On January 27, 2021, the terms of the Credit Facility were amended to, among other things, increase the size of the Credit Facility from $125,000 to $175,000. On April 28, 2021, the terms of the Credit Facility were amended and restated to, among other things, enable borrowings in British Pounds or Euros. On July 15, 2021, the terms of the Credit Facility were amended to, among other things, allow the Company to reduce the applicable margins for interest rates to 2.35%, extend the non-call period from January 19, 2022 to January 19, 2023, extend the end of the reinvestment period from July 19, 2022 to July 19, 2023 and extend the scheduled termination date from July 19, 2024, to July 19, 2025.

On March 11, 2022, the terms of the Credit Facility were further amended to, among other things, (i) permanently increase availability under the Credit Facility from $175,000 to $225,000, (ii) increase the minimum funding amount from $131,250 to $168,750, and (iii) apply an annual interest rate equal to the applicable SOFR plus 2.50% to borrowings greater than $175,000 in the Credit Facility.

On January 13, 2023, the terms of the Credit Facility were further amended to, among other things, (i) permanently increase STRS Credit’s availability under the Credit Facility from $225,000 to $262,500 (the “$37.5 Million Increase”) and (ii) apply an annual interest rate equal to applicable SOFR, plus 3.00% to any borrowings under the $37.5 Million Increase in the Credit Facility.

On May 18, 2023, the terms of the Credit Facility were further amended to, among other things, (i) effective June 6, 2023 apply an annual interest rate equal to applicable SOFR plus 2.72% to any USD borrowings (ii) extend the scheduled termination date from July 19, 2025 to July 19, 2026 (iii) extend the non-call period from January 19, 2023 to January 19, 2024 and (iv) extend the end of the reinvestment period from July 19, 2023 to July 19, 2024.

On November 26, 2024, the terms of the Credit Facility were further amended to, among other things, (i) reduce the spread from 2.50% to 2.25%, (ii) extend the non-call period from May 8, 2025, to November 26, 2026, (iii) extend the

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

reinvestment period from January 19, 2026, to November 26, 2027, and (iv) extend the termination date from January 19, 2028, to November 26, 2029

As of December 31, 2024, the Company’s Credit Facility had $262,500 of commitments subject to leverage and borrowing base restrictions with an interest rate based on a floating index rate such as SOFR plus 2.25%. The final maturity date of the Credit Facility is November 26, 2029. The Company pays an unused fee of 0.75% per annum on the unused commitments under the Credit Facility. The Credit Facility is secured by a first lien on the assets of the Company. The Credit Facility contains certain covenants, including but not limited to maintenance of a borrowing base. As of December 31, 2024, the Company was in compliance with all covenants and other requirements of the Credit Facility.

As of December 31, 2024, the Company had $144,081 of outstanding borrowings, and the interest rate outstanding under the Credit Facility was 6.4% per annum. As of December 31, 2023, the Company had $165,244 of outstanding borrowings and the interest rate outstanding under the Credit Facility was 7.7% per annum.

The below table presents the summary information of the Credit Facility:

	Year ended December 31,
	2024	2023	2022
Credit Facility interest expense, including amortization of deferred financing costs and unused commitment fees	$14,433	$14,558	$7,470
Weighted average interest rate	7.45%	7.33%	3.85%
Average outstanding balance	$165,694	$175,047	$166,036

Notes Payable to Members: The Company issues interest-bearing subordinated notes to the Members, with WhiteHorse Finance and STRS Ohio committing up to $92,000 and $48,000, respectively as of December 31, 2024. Prior to February 2023, WhiteHorse Finance and STRS Ohio had committed up to $80,000 and $40,000, respectively. Prior to February 2022, WhiteHorse Finance and STRS Ohio had committed up to $60,000 and $40,000, respectively. The subordinated notes have a stated rate of interest of SOFR plus 6.50% and prior to June 30, 2023, the subordinated notes had a stated rate of interest of LIBOR plus 6.50%. The subordinated notes are perpetual with no defined maturity date. Voluntary prepayments of any outstanding subordinated notes are without premium or penalty and are at the discretion of the Company.

As of December 31, 2024, the Company’s subordinated notes outstanding were $128,459 with an interest rate outstanding of 11.0%. As of December 31, 2023, the Company’s subordinated notes outstanding were $128,459 and had an interest rate outstanding of 11.9%.

The below table presents the summary information for the subordinated notes:

	Year ended December 31,
	2024	2023	2022
Subordinated notes interest expense	$14,971	$14,403	$9,680
Weighted average interest rate	11.65%	11.55%	8.29%
Average outstanding balance	$128,459	$124,731	$116,984

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 7 - MEMBERS’ EQUITY

Capital Commitments: Under the terms of the LLCA, the Company admitted the Members to provide an aggregate $35,000 of capital commitments. WhiteHorse Finance and STRS Ohio have a 65.71% and 34.29% economic ownership of the Company, respectively, and have commitments to fund, from time to time, aggregate capital contributions in the form of LLC equity interests of $23,000 and $12,000, respectively.

Prior to February 2023, WhiteHorse Finance and STRS Ohio had aggregate capital commitments of $30,000 with economic ownership of 66.67% and 33.33%, respectively and had commitments to fund, from time to time, aggregate capital contributions in the form of LLC equity interests of $20,000 and $10,000, respectively. Prior to February 2022, WhiteHorse Finance and STRS Ohio had aggregate capital commitments of $25,000 with economic ownership of 60% and 40%, respectively and had commitments to fund, from time to time, aggregate capital contributions in the form of LLC equity interests of $15,000 and $10,000, respectively. Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

For the years ended December 31, 2024, 2023 and 2022, the Members made capital contributions in the form of LLC equity interests in the aggregate amount of zero, $2,115 and $5,000, respectively. As of both December 31, 2024 and December 31, 2023, the Members’ commitments to fund equity interests to the Company of $35,000, of which $2,885 was unfunded.

A Member may (i) in its discretion and upon prior notice to the other Member make loans to temporarily fund the Company until Capital Contributions are made by the Members (A) if the Company does not have sufficient liquidity to pay its obligations as they come due, or (B) in order to make investments or (ii) with Board approval, contribute property with a fair market value in excess of such Member’s required Capital Contribution on such date (such loan or the amount of such excess, a “Temporary Advance”). Any Temporary Advance shall be repaid on the later of 30 days after the Temporary Advance was made or 10 business days after a capital call is made with respect to any Temporary Advance. There were no Temporary Advances during the years ended December 31, 2024, 2023 and 2022.

Allocation of Profits and Losses: Profit or loss shall be allocated among the Members in accordance with their Capital Accounts. A Capital Account is maintained on the books of the Company for each Member. The balance in each Member’s Capital Account is adjusted by the Member’s allocable share of net profit or loss, capital contributions, and the amount of cash or the value of securities distributed to such Member, as set forth in the LLCA. In addition, the Company is required to make allocations of net profits and losses in accordance with the LLCA.

Distributions: To the extent of available cash and cash equivalents after the payment of expenses, the Company may make quarterly distributions in such amounts as determined by the Board, shared among the Members as follows:

(i)	First, to pay any Temporary Advances that have been outstanding for a period of 30 days or more and any interest accrued thereon; and
(ii)	Second, to the extent of any remaining available cash or cash equivalents after distributions pursuant to item (i) above, to the Members in accordance with their respective proportionate economic ownership.

For the years ended December 31, 2024, 2023 and 2022, the Company paid aggregate distributions of $10,441, $9,314 and $10,840, respectively.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Commitments: In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk to meet the financing needs of its borrowers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of assets, liabilities and members’ equity. The Company attempts to limit its credit risk by conducting extensive due diligence and obtaining collateral where appropriate.

As of December 31, 2024 and December 31, 2023 the balance of unfunded commitments to extend credit was $24,724 and $21,063, respectively. Commitments to extend credit consist principally of the unused portions of commitments that obligate the Company to extend credit, such as revolving credit arrangements or similar transactions. These commitments are often subject to financial or non-financial milestones and other conditions to borrow that must be achieved before the commitment can be drawn. In addition, the commitments generally have fixed expiration dates or other termination clauses. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

The following table summarizes the Company’s unfunded commitments as of December 31, 2024 and December 31, 2023:

Unfunded Commitment ($ in thousands)	As of December 31, 2024	As of December 31, 2023
Revolving Loan Commitments:
AB Centers Acquisition Corporation (d/b/a AB Centers Acquisition Corp.)	$571	$—
APG Lions Purchaser, LLC (d/b/a CF Stinson, Inc.)	514	—
Arteriocyte Medical Systems, Inc. (d/b/a ISTO Biologics)	478	478
Banner Acquisition Holdings, LLC (d/b/a Banner Industries, Inc.)	700	924
Barrett Purchaser LLC (d/b/a SIB Development and Consulting, Inc.)	388	—
Buckeye Acquiror LLC (d/b/a Superior Environmental Solutions, LLC)	741	420
Cennox Holdings Limited (d/b/a Cennox)(1)	198	—
Cennox, Inc. (d/b/a Cennox)	105	—
Forward Solutions, LLC (d/b/a Avision Sales Group)	619	619
Geo Logic Systems Ltd.(1)	896	972
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	600	488
ITS Buyer Inc. (d/b/a ITS Logistics, LLC)	592	592
Juniper Landscaping Holdings LLC	676	994
KORE Wireless Group Inc. (d/b/a KORE Group Holdings, Inc.)	867	867
LINC Systems, LLC	672	672
LMG Holdings, Inc.	—	829
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	981	981
Max Solutions, Inc.(1)	155	168
Maxor Acquisition, Inc. (d/b/a Maxor National Pharmacy Services, LLC)	485	485
Medical Device Inc. (d/b/a Arterex)	333	333
Meta Buyer LLC (d/b/a Metagenics, Inc.)	413	413
MGT Merger Target, LLC (d/b/a MGT Consulting Group)	401	642
PANOS Brands, LLC	427	—
Pavement Partners Interco, LLC (d/b/a Pave America, LLC)	154	377
Pirtek Holdco, LLC (d/b/a Pirtek USA, LLC)	1,000	1,000
Principal Lighting Group, LLC (d/b/a Principal Sloan)	469	—
Quest Events, LLC	247	247
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	1,422	1,316
Sunless, Inc.	—	399
TriplePoint Acquisition Holdings LLC (d/b/a TriplePoint MEP Holdings, LLC)	747	—
Turnberry Solutions, Inc.	645	645
Total unfunded revolving loan commitments	16,496	14,861

Delayed Draw Loan Commitments:
AB Centers Acquisition Corporation (d/b/a AB Centers Acquisition Corp.)	$1,065	$—
APG Lions Purchaser, LLC (d/b/a CF Stinson, Inc.)	1,371	—
Banner Acquisition Holdings, LLC (d/b/a Banner Industries, Inc.)	420	420
Barrett Purchaser LLC (d/b/a SIB Development and Consulting, Inc.)	895	—
Basel U.S. Acquisition Co., Inc. (d/b/a International Aerospace Coatings, Inc.)	1,303	—
Buckeye Acquiror LLC (d/b/a Superior Environmental Solutions, LLC)	650	900
FloWorks International LLC	667	—
Max Solutions, Inc.	—	2,231
MGT Merger Target, LLC (d/b/a MGT Consulting Group)	513	—
Solar Holdings Bidco Limited (d/b/a SLR Consulting Ltd.)(1)(2)	—	2,651
TriplePoint Delayed Draw TL (1% OID)	1,344	—
Total unfunded delayed draw loan commitments	8,228	6,202
Total Unfunded Commitments	$24,724	$21,063

(1)	Unfunded commitments denominated in non-USD currencies have been converted to USD using the exchange rate as of the applicable reporting date.
(2)	Principal amount is non-USD denominated and is based in British pounds. At the option of the borrower, amounts borrowed under the delayed draw loan commitment can be USD, CAD or GBP.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Indemnification: In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties that provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not occurred. The Company expects the risk of any future obligation under these indemnifications to be remote.

Legal Proceedings: In the normal course of business, the Company may be subject to legal and regulatory proceedings that are generally incidental to its ongoing operations. While there can be no assurance of the ultimate disposition of any such proceedings, the Company does not believe any such disposition will have a material adverse effect in the Company’s consolidated financial statements.

NOTE 9 – RELATED PARTY TRANSACTIONS

Administrative Agreement: The Company has entered into an Administration Agreement (the “Administration Agreement”) with H.I.G. WhiteHorse Administration, LLC (the “Administrator”) where the Administrator shall perform, oversee, or arrange for, the performance of administrative services necessary for the operations of the Company. The administrative fee is calculated based on the Company’s average quarterly equity and indebtedness balances and is paid quarterly. For the years ended December 31, 2024, 2023 and 2022, the Company had incurred $651, $652 and $629 in administrative fees, respectively. As of December 31, 2024 and December 31, 2023, administrative fees payable were $158 and $164, respectively, and were recorded in accounts payable and accrued expenses in the consolidated statements of assets, liabilities and members’ equity.

Due to Affiliates: From time to time in the normal course of business, H.I.G. Capital Management, Inc. (the “Affiliate”) incurs out-of-pocket expenses and other expenditures on behalf of the Company. Such amounts are reimbursed by the Company at actual cost. During the years ended December 31, 2024, 2023 and 2022, the Company collectively reimbursed the Affiliate a total of $580, $487 and $501, respectively, relating to such amounts. As of December 31, 2024 and December 31, 2023, the Company did not have any accrued expenses payable or reimbursable to the Affiliate.

Transactions with WhiteHorse Finance: During the years ended December 31, 2024, 2023 and 2022, the Company purchased investments from WhiteHorse Finance in the amounts of $59,190, $74,939 and $108,459, respectively.

Other: There are no management or incentive fees incurred by the Company.

NOTE 10 - FINANCIAL HIGHLIGHTS

The following is a schedule of financial highlights:

	Year ended December 31,
	2024	2023	2022
Net investment income ratio to average members' capital(1)	25.6%	31.2%	34.5%

Interest expense ratio to average members' capital(1)	84.1%	89.6%	55.7%
Other expenses ratio to average members' capital(1)	4.2%	4.0%	3.9%
Total expense ratio to average members' capital(1)	88.3%	93.6%	59.6%

Internal rate of return since inception, end of period(2)	33.8%	33.8%	32.1%

(1)	Ratios are calculated by the average members’ equity measured as of the end of each quarter during the period.
(2)	The internal rate of return since inception (“IRR”) is computed based on the actual dates of cash inflows, outflows and ending members’ equity for the years ended December 31, 2024, 2023, and 2022. Pursuant to the LLCA, there are no management or incentive fees incurred by the Company.

Financial highlights are calculated for the member’s equity taken as a whole. An individual Member’s returns and ratios may vary.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 11 - SUBSEQUENT EVENTS

Management has evaluated events that have occurred after the balance sheet date through March 7, 2025 and other than the items discussed below, the Company has determined that there were no additional subsequent events requiring adjustment or disclosure in the consolidated financial statements.